                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
SARATOGA BEVERAGE GROUP, INC.
(518) 584-6363

NORTH CASTLE PARTNERS, L.L.C.
(203) 862-3200

         SARATOGA BEVERAGE GROUP, INC. AND NORTH CASTLE PARTNERS, L.L.C.
                ANNOUNCE EXTENSION OF ROLLOVER NEGOTIATION PERIOD
                -------------------------------------------------

Winter Haven, FL and Greenwich, CT, June 8, 2000 - Saratoga Beverage Group, Inc. and North Castle Partners, L.L.C. announced that they have agreed to extend the period for North Castle and the rollover shareholders to reach agreement on the restructured post-merger equity of the surviving entity in the merger from Wednesday, June 7, 2000 to Friday, June 9, 2000. North Castle and the rollover shareholders have requested the additional time in order to complete their negotiations. The June 21, 2000 termination date and the $6.00 per share cash price payable to all of the other shareholders would not be affected by the extension.

Although there can be no assurance that the merger will be completed, Saratoga and North Castle expect, subject to the satisfaction of all conditions, to consummate the merger on or before June 21, 2000.

Saratoga Beverage Group, Inc., formerly the Saratoga Spring Water Company, was founded in 1872. Saratoga produces sparkling and non-carbonated spring water products and Saratoga Splash and, through its subsidiary The Fresh Juice Company, Inc., manufactures, markets and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other non-carbonated beverages marketed under the labels "Fresh Pik't," "the Fresh Juice Company," "Hansen's Juices," "Ultimate" and "Just Pik't." Saratoga's Class A common stock is traded on the Nasdaq SmallCap Market under the symbol TOGA.

North Castle Partners, with offices in Greenwich, Connecticut and San Francisco, California, is a leading private equity fund focused on developing healthy living and aging businesses.

                                   *** END ***